Exhibit (a)(1)(vi)

[FORM OF ELECTRONIC REMINDER TO ELIGIBLE HOLDERS]

E-mail address:

Subject: Offer to Purchase Eligible Options Deadline is Approaching

     We wanted to remind you that the deadline is approaching for you to elect to tender your eligible options under Concord’s Eligible Option Repurchase Program.

     IF YOU WISH TO PARTICIPATE IN THIS PROGRAM, YOUR LETTER OF TRANSMITTAL MUST BE RETURNED BY 5:00 P.M. BOSTON, MASSACHUSETTS, TIME ON TUESDAY, OCTOBER 26, 2004, UNLESS THIS OFFER IS EXTENDED. Letters of Transmittal should be returned via mail, courier or hand delivery to Kelly Konash, at Concord Communications, Inc., 600 Nickerson Road, Marlboro, Massachusetts 01752, or via facsimile to (508) 460-4400. If you have submitted a Letter of Transmittal, please ensure that you received confirmation of our receipt.

     Note that your participation in the offer is completely voluntary. You are not obligated to participate in the offer, and if you do not submit your Letter of Transmittal by the deadline and in the manner referred to above, any eligible options you hold will remain subject to their present terms.

     If you have any questions, please contact Kelly Konash at (508) 303-4396.